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                                                                   Exhibit 10.29

                           CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT is entered into as of October 10, 2002, by and between Charles E. Shalvoy (the "Executive"), and Conductus, Inc., a Delaware corporation, (the "Company").

As of the effective date of this Agreement, Executive will continue to serve as an at-will employee of the Company in the positions of President and Chief Executive Officer ("CEO") with appropriate authority and responsibilities for such role. As CEO, Executive shall continue to report directly to the Company's Board of Directors. In the Event of a Change of Control, Executive will have such authority and responsibilities as may be assigned to him by the Chief Executive Officer of the acquiring company. Subject to re-election by the Company's stockholders, Executive will continue to serve as a member of the Company's Board of Directors until such time as there is a Change in Control. Executive's office will continue to be located in the Sunnyvale, California area and Executive's duties shall primarily be performed there. Executive will continue to earn an annual base salary of $250,750 (subject to adjustment in accordance with Company's policy, but, effective upon the occurrence of a Change in Control, not less than in effect on September 30, 2002 which was $295,000), which shall cover all hours worked, payable in the time and manner that salary is paid by the Company to employees generally, and subject to required tax withholding. Executive will continue to be eligible to receive a bonus in accordance with Company's policy.

The foregoing notwithstanding, after a Change in Control, either the Company or the Executive may elect that the Executive's duties shall be limited to occasional specified tasks with a minimal time commitment such that the Executive may maintain other employment at the same time ("Limited Status"). In such event, the Executive shall be entitled to the payment provided in Section 2(a), either in a lump sum or periodic payments at the Executive's election as provided in Section 2(a), the Executive shall be deemed to have resigned from all offices and directorships then held with the Company and any subsidiary and any parent entity (except that the Executive shall remain a member of the Board of Directors of any parent entity through May 2003), the Executive's salary shall be materially reduced to an amount to be agreed between the Company and the Executive (which shall not include any bonus), but reflecting the Executive's Limited Status, and not in any event less than $5,000 per annum nor more than $20,000, and the Executive shall not otherwise be entitled to any other benefits except to the extent provided in Section 2(c).

1. Definitions. The following definitions shall apply for all purposes under this Agreement:

        (a) Change in Control. "Change in Control" means the occurrence of any of the following events on or after the effective date of this Agreement:

             (i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who in the aggregate owned less than 25% of the Company's combined voting power represented by the Company's outstanding securities immediately prior to such merger, consolidation or other reorganization;

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             (ii)  The sale, transfer or other disposition of all or
                   substantially all of the Company's assets;

             (iii) A change in the composition of the Company's Board of
                   Directors (the "Board") over a period of twenty-four (24) consecutive months or less such that a majority of the Board members (rounded up to the next whole number) cease, by reason of one or more proxy contests for the election of directors, to be comprised of individuals who either (i) have been directors continuously since the beginning of such period or (ii) have been elected or nominated for election as directors during such period by at least a majority of the directors described in clause (i) who were still in office at the time such election or nomination was approved by the Board;

             (iv) The stockholders of the Company approve the dissolution or liquidation of the Company or the commencement by or against the Company of any case under the federal bankruptcy laws or any other proceeding under any other laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief or there is an involuntary dissolution of the Company; or

             (v) Any transaction as a result of which any person is the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company's then outstanding voting securities. For purposes of this Paragraph (v), the term "person" shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude:

                        (A) A trustee or other fiduciary holding securities under an employee benefit plan of the Company or a subsidiary of the Company;

                        (B) A corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company; and

                        (C) The Company.

             A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

        (b) Cause. "Cause" means the occurrence of any of the following events on or after the effective date of this Agreement:


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             (i)   Executive's intentional unauthorized use or disclosure of the confidential information or trade secrets of the Company;

             (ii) Executive's conviction of, or a plea of "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof; or

             (iii) Executive's intentional failure to perform assigned duties after receiving written notification from the Board and Executive's failure to correct such deficiencies within 30 days after receiving such written notification.

        (c) Disability. "Disability" shall mean that, on or after the effective date of this Agreement, the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

        (d) Good Reason. "Good Reason" shall mean that, on or after the effective date of a Change in Control, the Executive (without Executive's written consent):

             (i) Has incurred a material reduction in his title, authority, status or responsibility provided, however, that continuing as President of the Company through May 2003 if the Company becomes a subsidiary corporation following a Change in Control shall not constitute Good Reason so long as through May 2003 Executive is also a member of the Board of Directors of the Company's parent entity and an Executive Vice President of the parent entity and reports directly to the Chief Executive Officer of the parent entity;

             (ii) Has incurred one or more reductions in his or her "total compensation" which is defined as follows:

                      (A)  any reduction in base salary or

                      (B) any reduction in the target annual bonus percentage of base salary; or

             (iii) Has been notified that his or her principal place of work will be relocated by a distance of 50 miles or more.

For purposes of this Agreement, "base salary" shall mean the Executive's annualized base salary as set forth above and as may be subsequently adjusted upward for increases.

2. Severance Payment and Equity Compensation.

        (a) Subject to Section 2(e), the Executive shall be entitled to receive a severance payment from the Company (the "Severance Payment") if within the first thirty-six (36) month period after the occurrence of a Change in Control, either:


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             (i)   The Executive voluntarily resigns his or her employment for
                   Good Reason within sixty (60) days after the Executive becomes aware of the occurrence of an event specified in
                   Section 1(d); or

             (ii) The Company terminates the Executive's employment for any reason other than Cause, death or Disability.

For all purposes under this Agreement, the amount of the Severance Payment shall be equal to 1.5 times the Executive's annual base salary, as in effect on the date of the termination of Executive's employment (or if Executive's salary was greater, on September 30, 2002), plus, if Executive becomes entitled to the Severance Payment prior to June 1, 2003, an amount equal to Executive's monthly base salary, as in effect on the date of the termination of Executive's employment (or if Executive's salary was greater, on September 30, 2002), multiplied by the number of months (prorated for partial months) prior to June 1, 2003 that Executive becomes entitled to the Severance Payment.

If Executive is entitled to a Severance Payment, then such Severance Payment shall be made in monthly substantially equal cash pro-rata payments on the first business day of each month over an 18-month period until the Severance Payment is paid in full. The first such monthly payment shall be paid in the month immediately following the date Executive becomes entitled to a Severance Payment; provided, however, that at the election of the Executive, which may be exercised by written notice to the Company at any time thereafter, any unpaid portion of the Severance Payment shall be paid in full in an accelerated manner by a single cash lump sum payment. This accelerated cash lump sum payment shall be paid to Executive not later than ten (10) business days following the Executive's election to receive the cash lump sum payment. Except as may be provided under Sections 2(b), 2(c) and 2(d), the Severance Payment shall be in lieu of any other post-termination of employment payments.

        (b) Incentive Programs. If the Executive is entitled to a Severance Payment under Section 2(a) or if Executive is entitled to a Retention Payment under Section 2(e) and notwithstanding anything to the contrary in any stock option or stock appreciation right (SAR) plans or agreements, then (i) the Executive shall become immediately fully vested in all of his outstanding stock options, SARs, warrants, restricted stock, phantom stock or similar plans or agreements of the Company and (ii) the Executive (or his personal representative if applicable) shall be permitted to exercise any of his vested stock options/SARs until the earlier of (i) five (5) years after Executive's termination of employment or (ii) the term of such unexercised stock options, warrants or SARs or (iii) ninety days following the date that Executive becomes an employee of any of the Competing Companies (as defined below) if such other employment commences prior to December 31, 2004. For purposes of this Section 2(b), the "Competing Companies" are: ISCO International, Inc., DuPont Superconductivity (a subsidiary of DuPont Corporation), and CryoDevices, Inc.


        (c) Insurance Coverage. If the Executive becomes entitled to a Severance Payment under Section 2(a) or if Executive becomes employed under Limited Status, the Company shall extend group health coverage to the Executive and shall pay for term life insurance, in both cases on the same terms then available to other executives subject to applicable caps (with respect to life insurance, based on Executive's base salary in effect September 30, 2002) until the earlier of the


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date that (i) the Executive becomes covered by comparable health insurance and/or life insurance coverage, as applicable, offered by another employer, or
(ii) is eighteen months after the date upon which the Executive becomes entitled to a Severance Payment under Section 2(a) or the Executive becomes employed under Limited Status, as the case may be.

        (d) Limited Status. If either the Company or the Executive elects that the Executive shall be employed under Limited Status, the Company agrees that it shall not terminate the Executive's employment without cause through December 31, 2006.

        (e) Retention Payment. If there is a Change in Control before June 2003 and if Executive remains a full-time employee of the Company through May 31, 2003, then Executive shall receive a retention payment equal to 1.5 times the Executive's annual base salary as in effect at the time of such stockholders meeting (or if Executive's salary was greater, on September 30, 2002) (the "Retention Payment") by June 1, 2003. If the Executive is entitled to receive a Retention Payment, then Executive shall also be eligible to participate in any bonus plan, on a pro-rata basis, offered by the Company (or by its successor(s)) to its senior executives. If Executive is entitled to a Retention Payment, then such Retention Payment shall be made in monthly substantially equal cash pro-rata payments on the first business day of each month, starting with June 2003, over an 18-month period until the Retention Payment is paid in full; provided, however, that at the election of the Executive, which may be exercised by written notice to the Company at any time thereafter, any unpaid portion of the Retention Payment shall be paid in full in an accelerated manner by a single cash lump sum payment. This accelerated cash lump sum payment shall be paid to Executive not later than ten (10) business days following the Executive's election to receive the cash lump sum payment. If the Executive is entitled to receive a Retention Payment under this Section 2(e), then no Severance Payment under Section 2(a) shall be paid to Executive. Similarly, if the Executive is entitled to receive a Severance Payment under Section 2(a), then no Retention Payment under this Section 2(e) shall be paid to Executive.

        (f) Mitigation. Except as may be expressly provided elsewhere in this Agreement, the Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 2 (whether by seeking new employment or in any other manner). No such payment shall be reduced by earnings that the Executive may receive from any other source.

        (g) Conditions. All payments and benefits provided under this Section 2 are conditioned on Executive's continuing compliance with this Agreement and the Company's policies and Executive's execution of a release of claims and covenant not to sue substantially in the form provided in Exhibit A immediately prior to the receipt of any Retention Payment and/or also upon termination of employment.

3. Tax Effect of Payments.

        (a) Excise Taxes. In the event that it is determined that any payment or distribution of any type to or for the benefit of the Executive made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code")) or by any affiliate of such


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person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the "Excise Tax"), then such payments or distributions shall be limited to such amount which would result in no portion of the payments or distributions being subject to the Excise Tax.

        (b) Determination by Auditors. All mathematical determinations and all determinations of whether any of the Total Payments are "parachute payments" (within the meaning of section 280G of the Code) that are required to be made under this Section 3, shall be made by the independent auditors retained by the Company most recently prior to the Change in Control (the "Auditors"), who shall provide their determination (the "Determination"), together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to the Executive within seven (7) business days of the Executive's termination date, if applicable, or such earlier time as is requested by the Company or by the Executive. The Auditors shall furnish the Executive with a written statement that such Auditors have concluded that no Excise Tax is payable (including the reasons therefor) and that the Executive has substantial authority not to report any Excise Tax on the Executive's federal income tax return. Any determination by the Auditors shall be binding upon the Company and the Executive, absent manifest error. The Company shall pay the fees and costs of the Accountants.

4. Successors.

        (a) Company's Successors. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets, shall be obligated to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession.

        (b) Executive's Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

5. Miscellaneous Provisions.

        (a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

        (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other


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party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

        (c) Whole Agreement. This Agreement contains all the legally binding understandings and agreements between Executive and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously entered into between the parties

        (d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law.

        (e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

        (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

        (g) Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in San Francisco in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Discovery shall be permitted to the same extent as in a proceeding under the Federal Rules of Civil Procedure, including (without limitation) such discovery as is specifically authorized by section 1283.05 of the California Code of Civil Procedure, without need of prior leave of the arbitrator under section 1283.05(e) of such Code. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All fees and expenses of the arbitrator and such Association and attorney fees shall be paid as determined by the arbitrator.

        (h) No Assignment. The rights of Executive to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Subsection (h) shall be void.

        (i) Nondisparagement; Confidentiality. On effective date of this Agreement and thereafter, Executive agrees that he will not disparage the Company or its directors, officers, employees, predecessor, successors or assigns in any written or oral communications to any third party. Executive further agrees that he will not direct anyone to make any disparaging oral or written remarks to any third parties. During Executive's employment and following Executive's termination of employment, Executive agrees to not intentionally use or disclose the confidential information or trade secrets of the Company.

        (j) Nonsolicit. During the Executive's employment with Company, the Executive shall not, directly or indirectly, either as an individual or as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender, or in any other capacity whatsoever, of any person, firm, corporation or partnership induce or attempt to induce any person who at the time of such inducement is an employee of Company to perform work or service for any other person or entity other than Company.


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        (k) Nondisclosure. Notwithstanding any requirement that the Company may have to publicly disclose the terms of this Agreement pursuant to applicable law or regulations, Executive agrees to use reasonable efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as "Agreement Information"). Executive also agrees to take every reasonable precaution to prevent disclosure of any Agreement Information to third parties, except for disclosures required by law or absolutely necessary with respect to Executive's family members or personal advisors who shall also agree to maintain confidentiality of the Agreement Information.

        (l) Notice of Employment. During Executive's employment and until the earlier of (i) 18 months after Executive's termination of employment, or (b) December 31, 2004, Executive will promptly notify the Company in writing if Executive becomes (or agrees to become) an employee of any other employer. Such notice shall include the name of the other employer and the date of commencement of employment.

6. Effective Date and Term of Agreement. This Agreement is effective on the date first written above and shall continue in effect until the Company shall have given Executive three (3) years' written notice of cancellation; provided, that, notwithstanding the delivery of any such notice, this Agreement shall continue in effect for a period of three (3) years after a Change in Control, if such Change in Control shall have occurred during the term of this Agreement. Except as provided in the next paragraph and Section 4(a), this Agreement shall terminate if Executive's employment is terminated prior to a Change in Control.

This Agreement shall remain effective if, in connection with an impending Change in Control that is actually consummated, the Company terminates the Executive's employment for any reason other than Cause, death or Disability or the Executive voluntarily resigns for Good Reason. The Company's Board shall determine in good faith whether such a termination or resignation is occurring in connection with an impending Change in Control. However, such a termination or resignation shall in any event be deemed to be in connection with an impending Change in Control if such termination or resignation (i) is required by the merger agreement or other instrument relating to such Change in Control or (ii) is made at the express request of the other party (or parties) to the transaction constituting such Change in Control.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

                                   EXECUTIVE:


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                                   COMPANY:

                                   ---------------------------------------------
                                   By:
                                   As Its:


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                                    EXHIBIT A

                Form of Release of Claims and Covenant Not To Sue

In consideration of the payments and other benefits that Conductus, Inc. (the "Company") is providing to _________________ ("Executive") under the Change in Control Agreement entered into by and between Executive and the Company, dated _________, 2002, the Executive, on his own behalf and on behalf of Executive's representatives, agents, heirs and assigns, waives, releases, discharges and promises never to assert any and all claims, demands, actions, costs, rights, liabilities, damages or obligations of every kind and nature, whether known or unknown, suspected or unsuspected that Executive ever had, now have or might have as of the date of Executive's termination of employment with the Company against the Company or its predecessors, parent, affiliates, subsidiaries, stockholders, owners, directors, officers, employees, agents, attorneys, insurers, successors, or assigns (including all such persons or entities that have a current and/or former relationship with the Company) for any claims arising from or related to Executive's employment with the Company, its parent or any of its affiliates and subsidiaries and the termination of that employment.

These released claims also specifically include, but are not limited to, any claims arising under any federal, state and local statutory or common law, such as (as amended and as applicable) Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Family Medical Leave Act, the Equal Pay Act, the Fair Labor Standards Act, the Industrial Welfare Commission's Orders, the California Fair Employment and Housing Act, the California Constitution, the California Government Code, the California Labor Code and any other federal, state or local constitution, law, regulation or ordinance governing the terms and conditions of employment or the termination of employment, and the law of contract and tort and any claim for attorneys' fees.

Furthermore, the Executive acknowledges that this waiver and release is knowing and voluntary and that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive acknowledges that there may exist facts or claims in addition to or different from those which are now known or believed by Executive to exist. Nonetheless, this Agreement extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, past or present. Executive also expressly waives the provisions of California Civil Code section 1542, which provides: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him/her must have materially affected his settlement with the debtor." With respect to the claims released in the preceding sentences, the Executive will not initiate or maintain any legal or administrative action or proceeding of any kind against the Company or its predecessors, parent, affiliates, subsidiaries, stockholders, owners, directors, officers, employees, agents, successors, or assigns (including all such persons or entities that have a current or former relationship with the Company), for the purpose of obtaining any personal relief, nor assist or participate in any such proceedings, including any proceedings brought by any third parties (except as otherwise required or permitted by law). The Executive further acknowledges that he has been advised by this writing that:


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            -  he should consult with an attorney prior to executing this release;

            - he has at least twenty-one (21) days within which to consider this release;

            - he has up to seven (7) days following the execution of this release by the parties to revoke the release; and

            - this release shall not be effective until such seven (7) day revocation period has expired.

Executive agrees that the release set forth above shall be and remain in effect in all respects as a complete general release as to the matters released.

EXECUTIVE


----------------------------------
Date:


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